EXHIBIT (c)(xv)

Queensland Treasury Corporation’s 2024-25 Indicative Term Debt Borrowing Program Update

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(xv)-1

QTC 2024-25 Borrowing Program

Update

Market

Announcement

23 January 2025

Following the Queensland Mid-Year Fiscal and Economic Review (MYFER) released today, QTC announces an increase of AUD2.0 billion to its term funding requirement for the 2024-25 financial year. To date, QTC has raised AUD16.8 billion.

QTC has also updated FY26-28 indicative term debt borrowing requirements due to material changes in total new money.

Indicative term debt borrowing program

AUD Billion’	FY25	FY26	FY27	FY28

	MYFER	MYFER	MYFER	MYFER

Total new money[2]	20.8	31.1	32.7	32.4

Net term debt refinancing[3]	6.1	10.8	11.4	11.8

Total term debt requirement	26.9	41.9	44.1	44.2

Change from 2024-25 State Budget	2.0	9.6	15.4	19.6

Important note:

Data current as at 23 January 2025.

1. Numbers are rounded to the nearest AUD100 million.

2. Includes general government, government owned corporations, local government and other entities (universities, grammar schools, retail water entities and water boards).

3. Includes term debt maturities, net issuance undertaken in advance of borrowing requirements and scheduled client principal repayments.

Note: Funding activity may very depending upon actual client requirements, the State’s fiscal position and financial market conditions.

2024-25 Funding Strategy

For the remainder of FY25, QTC’s funding strategy is likely to include the following, subject to market conditions and client funding requirements:

•	AUD benchmark bonds as the principal source of funding, including a new 2038 benchmark bond maturity or longer.

•	Other issuances, which may include:

•	Green bond issuance, including a new green bond maturity

•	Floating rate note 4-6 years

•	Non-AUD denominated bonds

QTC will continue to apply a disciplined approach to issuance and focus on engaging with a diverse investor base.

Next review of borrowing requirements

QTC’s next borrowing program update will be announced following the release of the 2025-26 Queensland State Budget in June 2025.

LEGAL NOTICE: QTC’s 2024—25 Indicative Borrowing Program and the Queensland 2024-25 Mid-Year Fiscal and Economic Review Papers are hereby incorporated by reference into the disclosure documents for QTC’s funding facilities, including the domestic A$ Bond Information Memorandum dated 18 January 2024. QTC is also in the process of preparing and filing a U.S. Form 18-K/A (exhibiting the Indicative Borrowing Program and Mid-Year Fiscal and Economic Review Papers) with the U.S. Securities and Exchange Commission.

This announcement (including information accessible through any hyperlinks) and the Mid-Year Fiscal and Economic Review Papers (collectively, the “Announcement”) (i) does not constitute an offer to sell or the solicitation of an offer to buy any securities, (ii) may not be sent or disseminated in, directly or indirectly, any jurisdiction in which it is unlawful to so send or disseminate, and (iii) may not be sent or given to any person to whom it is unlawful to be so given. In particular, securities may not be offered or sold in the United States or to ‘U.S. Persons’ (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the ‘U.S. Securities Act’)) without registration under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act and any other applicable U.S. state securities laws.

This Announcement is not intended to be relied upon as advice to investors or potential investors and does not take into account the investment objectives, financial situation or needs of any particular investor. This Announcement may contain statements about future events and expectations that are forward looking statements. None of the future projections, expectations, estimates or prospects in this Announcement should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such future projections, expectations, estimates or prospects have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in the Announcement.